Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 and related Prospectus of our report dated March 31, 2022 (which report includes an explanatory paragraph regarding the existence of substantial doubt about the ability of Ensysce Biosciences, Inc. (the “Company”) to continue as a going concern), relating to the consolidated financial statements of the Company as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021, and to the reference to us under the heading “Experts” included in the prospectus, which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

October 27, 2022